Exhibit 3.119

CHARTER OF

AUTO DISPOSAL OF MEMPHIS, INC.

The undersigned natural person, having capacity to contract and acting as the incorporator of the corporation under the Tennessee Business Corporation Act, adopts the following Charter for such corporation:

1.	The name of the corporation is:

AUTO DISPOSAL OF MEMPHIS, INC.

2.	The duration of the corporation is perpetual.

3.	The address of the principal office of the corporation in the State of Tennessee shall be:

3896 Stewarts Lane

Nashville, Tennessee 37218

4.	The corporation is for profit.

5.	The name of the Corporation’s initial registered agent is Kirk C. Waite, and the address of the initial registered office of the Corporation in the State of Tennessee is:

7100 Executive Center Drive

Brentwood, Tennessee 37027

Williamson County

6.	The purposes for which the Corporation is organized is to do all things which are lawful to do under the Tennessee Business Corporation Act.

7.	The Corporation elects to have preemptive rights.

8.	The maximum number of shares which the corporation shall have the authority to issues is One Thousand (1,000) Shares, with no par value.

9.	The members of the Board of Directors of the Corporation shall not be personally liable in money damages, except for (i) breach of duty of loyalty; (ii) acts of omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions, all pursuant to T.C.A. 48-12-102(b), as amended.

10.	The Corporation will not commence business until consideration of the One Thousand ($1,000.00) Dollars has been received for the issuance of shares.

DATED: Oct. 5, 2004	INCORPORATOR:

/s/ Kirk C. Waite
Kirk C. Waite
7100 Executive Center Drive
Brentwood, Tennessee 37027